EXHIBIT 12.1

CARRIZO OIL & GAS, INC.

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Years Ended December 31						Nine Months Ended September 30
	2010		2009	2008	2007	2006	2011	2010
	(In thousands, except ratios)
Earnings
Income (loss) before income taxes and equity in income of investee	$15,679		$(318,152)	$(65,772)	$24,712	$28,446	$48,371	$53,171
Interest expense	43,264		38,286	30,257	26,403	19,071	38,001	30,058
Less interest capitalized	(20,746)		(19,696)	(20,527)	(11,718)	(9,975)	(16,937)	(15,062)
Interest portion of rental expense	1,292		1,237	1,568	1,096	619	1,099	924

Total Earnings	$39,489		$(298,325)	$(54,474)	$40,493	$38,161	$70,534	$69,091

Fixed Charges
Interest expense	$43,264		$38,286	$30,257	$26,403	$19,071	38,001	30,058
Interest portion of rental expense	1,292		1,237	1,568	1,096	619	1,099	924

Total Fixed Charges	$44,556		$39,523	$31,825	$27,499	$19,690	$39,100	$30,982

Ratio of Earnings to Fixed Charges	0.89	(1)	— (2)	— (3)	1.47	1.94	1.80	2.23

	Years Ended December 31						Nine Months Ended September 30
	2010		2009	2008	2007	2006	2010	2009
	(In thousands, except ratios)
Earnings
Income (loss) before income taxes and equity in income of investee	$15,679		$(318,152)	$(65,772)	$24,712	$28,446	$48,371	$53,171
Interest expense	43,264		38,286	30,257	26,403	19,071	38,001	30,058
Less interest capitalized	(20,746)		(19,696)	(20,527)	(11,718)	(9,975)	(16,937)	(15,062)
Interest portion of rental expense	1,292		1,237	1,568	1,096	619	1,099	924

Total Earnings	$39,489		$(298,325)	$(54,474)	$40,493	$38,161	$70,534	$69,091

Combined Fixed Charges and Preferred Stock Dividends
Interest expense	$43,264		$38,286	$30,257	$26,403	$19,071	38,001	30,058
Interest portion of rental expense	1,292		1,237	1,568	1,096	619	1,099	924
Preferred stock dividend requirements of Carrizo Oil & Gas, Inc.	—		—	—	—	—	—	—

Total Combined Fixed Charges and Preferred Stock Dividends	$44,556		$39,523	$31,825	$27,499	$19,690	$39,100	$30,982

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.89	(1)	— (2)	— (3)	1.47	1.94	1.80	2.23

(1)	Earnings for the year ended December 31, 2010, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $5.1 million primarily due to non-cash impairments of oil and gas properties of $2.7 million.

(2)	Earnings for the year ended December 31, 2009, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $337.8 million due to non-cash impairments of oil and gas properties of $338.9 million.

(3)	Earnings for the year ended December 31, 2008, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $86.3 million due to a non-cash impairment of oil and gas properties of $178.5 million.